EXHIBIT 23.1



                          INDEPENDENT AUDITOR'S CONSENT




 To the Board of Directors and Shareholders of Cable & Co. Worldwide, Inc.



We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-8 of our report dated February 17, 1997 except for the fourth paragraph of Note 5, as to which the date is March 18, 1997, on the consolidated balance sheet of Cable & Co. Worldwide, Inc. and Subsidiary as of December 31, 1996, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the two years in the period then ended, which report appears in the December 31, 1996 annual report on Form 10-KSB of Cable & Co. Worldwide, Inc. We also consent to the reference to our firm under the caption "experts" in such Prospectus.


/s/ Goldstein Golub Kessler & Company, P.C.
GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

 October 15, 1997